UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	June 17, 2024

THE MARCUS CORPORATION

(Exact name of registrant as
specified in its charter)

Wisconsin	1-12604	39-1139844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125
(Address of principal executive offices, including zip code)
(414) 905-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17-CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17-CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 par value	MCS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.

Purchase Agreements

On June 17, 2024, The Marcus Corporation (the “Company”) entered into separate, privately negotiated purchase agreements (the “Purchase Agreements”) with certain holders of its 5.00% Convertible Senior Notes due 2025 (the “Notes”). Under the terms of the Purchase Agreements, the holders have agreed to exchange $46.401 million in aggregate principal amount of Notes held by them for an amount in cash. The final aggregate cash repurchase price is subject to adjustment based on the volume weighted average price of the Company’s common stock, par value $1.00 per share, during the agreed upon measurement period and is expected to be approximately $53.9 million (or $47.4 million net of the estimated cash to be received by the Company in connection with the unwind of a portion of the capped call transaction as discussed below), assuming a volume weighted average price of the Company’s common stock of $10.68 (which represents the closing price of the Company’s common stock on June 17, 2024) during such measurement period, plus accrued interest. These purchase transactions are expected to close on July 16, 2024, subject to the satisfaction of customary closing conditions.

Holders of the Notes that participate in any of these exchanges may purchase or sell shares of common stock in the open market to unwind any hedge positions they may have with respect to the Notes or to hedge their exposure in connection with these transactions. These activities may adversely affect the trading price of common stock and the Notes.

The foregoing description of the Purchase Agreements is qualified in its entirety by reference to the Form of Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Unwind Agreements

As previously disclosed, in connection with issuing the Notes, the Company entered into privately negotiated capped call transactions (the “Existing Capped Call Transactions”) with certain financial institutions (the “Existing Capped Call Counterparties”). In connection with the Purchase Agreements, the Company entered into unwind agreements substantially in the form attached hereto as Exhibit 99.2, with one or more of the Existing Capped Call Counterparties to terminate a portion of the Existing Capped Call Transactions up to the notional amounts corresponding to the amount of Notes exchanged, and for the Company to receive cash of approximately $6.5 million for settlement of the terminated Existing Capped Call Transactions. The final aggregate cash settlement price is subject to adjustment based on the volume weighted average price of the Company’s common stock, par value $1.00 per share, during the agreed upon measurement period. In connection with the termination of these transactions, the Company expects the Existing Capped Call Counterparties or their respective affiliates to unwind their related hedge positions, which may involve the purchase or sale of shares of common stock in the open market or other transactions with respect to common stock. This hedge unwind activity could offset or exacerbate the effects of the purchase, sale or other activity that holders of the Notes that participated in the repurchase transactions effect in connection with those transactions.

The above descriptions of the unwind agreements are a summary only and are qualified in their entirety by reference to the Form of Unwind Agreement, which is attached hereto as Exhibit 99.2, and is incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements, including statements regarding the effects of entering into the Purchase Agreements and the unwind agreements and completing the transactions contemplated thereby as described above. Forward-looking statements represent Marcus’ current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements, and there can be no assurance that future developments affecting Marcus will be those that it has anticipated. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of the common stock and risks relating to Marcus’ business, including those described in periodic reports that Marcus files from time to time with the Securities and Exchange Commission (the “SEC”).

For additional information on these and other factors that could affect Marcus’ actual results, see the risk factors set forth in Marcus’ filings with the SEC, including the most recent Annual Report filed with the SEC on March 1, 2024. The forward-looking statements included in this Current Report on Form 8-K speak only as of the date of this Current Report on Form 8-K, and Marcus does not undertake to update the statements included in this Current Report on Form 8-K for subsequent developments, except as may be required by law

.
Item 9.01.Financial Statements and Exhibits.
(a)Not applicable.
(b)Not applicable.
(c)Not applicable.
(d)Exhibits. The following exhibit is being furnished herewith:

Exhibit Number

99.1	Form of Purchase Agreement.

99.2	Form of Exchange Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MARCUS CORPORATION

Date: June 17, 2024	By:	/s/ Chad M. Paris
Chad M. Paris
Chief Financial Officer and Treasurer